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                                                                 Exhibit 99

FOR IMMEDIATE RELEASE



           PHOTOGEN TECHNOLOGIES APPOINTS JAY B. ZIMMERMAN, M.ED.,
                 VICE PRESIDENT, CLINICAL DATA MANAGEMENT

KNOXVILLE, TENN., JAN. 6, 2000 -- Photogen Technologies Inc. (NASDAQ: PHGN), developers of non-invasive and minimally invasive diagnostics and therapies, today announced the appointment of Jay B. Zimmerman, M.Ed., as vice president of clinical data management.

Zimmerman, who has previously conducted major clinical trials for companies such as Hoffmann LaRoche, Proctor & Gamble and Novartis Pharmaceuticals, as well as pre-clinical trials for Sterling Pharmaceutical and Nycomed, will be responsible for managing all imaging-related data for Photogen's clinical trials. Zimmerman will be working with Dr. Gerald Wolf, Photogen's medical director, in the Boston-based clinical development offices of the Company.

"With more than 13 years' experience in the field of hospital and clinical research, most of which is directly related to medical imaging, pharmaceutical development and clinical trials, Mr. Zimmerman will be a great asset to our growing clinical development team," said John Smolik, Photogen president and CEO.

"The pharmaceutical industry is beginning to realize the importance of using imaging as a surrogate endpoint, as a valuable clinical trial tool to enhance and hasten drug development," said Zimmerman. "I am pleased to be able to contribute my imaging experience with a company that is making great advancements in the area of light-based technologies."

Zimmerman's most recent position was with WorldCare Inc., as senior vice president and COO. Previous to that position, he was administrative director at Massachusetts General Hospital, initially with the Center for Imaging and Pharmaceutical Research (CIPR) and more recently with the Department of Oral & Maxillofacial Surgery. In those positions, Zimmerman administered a research center and oversaw the design and implementation of CIPR's computer-based imaging system.

Zimmerman holds a bachelor's of science from the University of South Carolina and a master of education degree in administrative policy studies from the University of Pittsburgh.


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ABOUT PHOTOGEN

Photogen Technologies, Inc. is a development-stage company focused on creating therapeutic and diagnostic products based on its proprietary multi-photon excitation and other related technologies. The company has discovered new methods for using energy from lasers, X-rays or other sources to activate photoactive agents within tissue sufficient to produce a range of beneficial therapeutic and diagnostic outcomes. These technologies involve methods, materials and devices that may be used to produce light or other energy and photoactive agents and to destroy diseased cells, remove tissue or identify and diagnose disease. Photogen has U.S. patents and additional pending applications in the U.S. and elsewhere for certain of its proprietary technology. The company has no diagnostic or therapeutic products at this time.

Statements in this release that are not strictly historical are "forward-looking" statements that are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks, which may cause the company's actual results in the future to differ materially from expected results. These risks are qualified in their entirety by cautionary language and risk factors set forth in the company's filings with the Securities and Exchange Commission.

Media Contacts: Hilary Kaye or Joan Murray at Hilary Kaye Associates
(714) 426-0444 (PST) or jmurray@hkamarcom.com.

Investor Relations Contact: Jonathan Fassberg at The Trout Group
(212) 477-9007 (EST) or jonathan@troutgroup.com.


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